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                                                               Exhibit 16

KPMG Peat Marwick LLP
NationsBank Financial Center
100 N. Broadway, Suite 600
Wichita, KS 67202


November 16, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Amarillo Mesquite Grill, Inc. and, under the date of March 20, 1998, we reported on the consolidated financial statements of Amarillo Mesquite Grill, Inc. and subsidiary as of and for the years ended January 25, 1998 and January 26, 1997. On November 13, 1998, we were notified that our appointment as principal accountants was terminated. We have read Amarillo Mesquite Grill, Inc.'s statements included under Item 4 of its Form 8-K dated November 12, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Amarillo Mesquite Grill, Inc.'s statement that the change was approved by the Company's Board of Directors.


Very truly yours,


/s/ KPMG Peat Marwick LLP